Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of December 1, 2006

Among

HEALTHWAYS, INC.
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A. and
FIFTH THIRD BANK, N.A.
as Co-Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION
REGIONS BANK
as Co-Documentation Agents

and

SUNTRUST BANK
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY
a Division of SunTrust Capital Markets, Inc.
as Joint Lead Arranger and Sole Bookrunner

J.P. MORGAN SECURITIES, INC.,
as Joint Lead Arranger

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ii

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Schedules

Schedule I	–	Applicable Margin and Applicable Percentage
Schedule II	–	Commitment Amounts
Schedule 2.24	–	Existing Letters of Credit
Schedule 4.5(a)	–	Litigation and Environmental Matters
Schedule 4.14	–	Subsidiaries
Schedule 7.1	–	Indebtedness
Schedule 7.2	–	Negative Pledge
Schedule 7.4	–	Investments, Loans, Etc.

Exhibits

Exhibit A	–	Assignment and Acceptance Agreement

Exhibit 2.3	–	Form of Notice of Revolving Borrowing
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THIRD AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

                THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2006, by and among HEALTHWAYS, INC., formerly American Healthways, Inc., a Delaware corporation (the “Borrower”), the several banks and financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

                WHEREAS,  the Borrower has requested that the Lenders establish in favor of the Borrower (x) a $400,000,000 revolving credit facility with a swingline facility of $10,000,000 and a letter of credit sub-facility for an aggregate stated amount equal to $75,000,000, and (y) a $200,000,000 term loan B facility;

                WHEREAS, the Borrower, SunTrust Bank, as Administrative Agent, and the Lenders as defined therein (the “Prior Lenders”) previously entered into that certain Second Amended and Restated Revolving Credit Loan Agreement dated September 19, 2005 (the “Prior Facility”) which established a $250,000,000 revolving credit facility with a swingline facility of $10,000,000 and a letter of credit sub-facility for an aggregate stated amount equal to $75,000,000;

                WHEREAS, subject to the terms and conditions of this Agreement, the Borrower, the Administrative Agent, and the Lenders severally, to the extent of their respective Commitments as defined herein, are willing to amend and restate the Prior Facility as set forth herein, and establish the requested revolving credit facility, swingline facility, letter of credit facility and term loan B facility as a replacement of the Prior Facility;

                NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree that the Prior Facility is amended, restated and replaced in its entirety as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

                Section 1.1        Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

                “Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a

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Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or comprise a business unit of such Person. With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

                “Additional Commitment Amount”  shall have the meaning given to such term in Section 2.25.

                “Additional Lender” shall have the meaning given to such term in Section 2.25.

                “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage, to the extent Eurodollar reserves are maintained.

                “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

                “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

                “Affected Lender” shall have the meaning assigned to such term in Section 5.26.

                “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

                “Aggregate Revolving Commitments” shall mean the sum of the Revolving Commitments of all Lenders at any time outstanding. On the Closing Date, the Aggregate Revolving Commitments equal $400,000,000.

                “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

                “Applicable Margin” shall mean (x) with respect to all Term Loans outstanding on any date, a Base Rate Margin of 0.25% per annum and a Eurodollar Rate Margin of 1.75% per annum and (y) with respect to all Revolving Loans outstanding on any date, the Base Rate

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Margin or the Eurodollar Margin, as applicable, equal to a percentage per annum determined by reference to the applicable ratio of Consolidated Total Funded Debt to Consolidated EBITDA in effect on such date (for the four fiscal quarter period then most recently ended) as set forth on Schedule I attached hereto; provided, that a change in the Eurodollar Margin or Base Rate Margin for Revolving Loans resulting from a change in the ratio of Consolidated Total Funded Debt to Consolidated EBITDA shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the compliance certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Eurodollar Margin and Base Rate Margin for Revolving Loans shall be at Level VI until such time as such financial statements and certificate are delivered, at which time the Eurodollar Margin and Base Rate Margin for Revolving Loans shall be determined as provided above. Notwithstanding the foregoing, the Eurodollar Margin and Base Rate Margin for Revolving Loans from the Closing Date until the first financial statement and compliance certificate is delivered shall be at Level IV.

                “Applicable Percentage” shall mean, with respect to the commitment fee or the letter of credit fee, as the case may be, as of any date, the percentage per annum determined by reference to the applicable ratio of Consolidated Total Funded Debt to Consolidated EBITDA in effect on such date (for the four fiscal quarter period then most recently ended) as set forth on Schedule I attached hereto; provided, that a change in the Applicable Percentage resulting from a change in the ratio of Consolidated Total Funded Debt to Consolidated EBITDA shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the compliance certificate required by Section 5.1 (c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Percentage shall be at Level VI until such time as such financial statements and certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for both the commitment fee and the letter of credit fee from the Closing Date until the first financial statement and compliance certificate is delivered, shall be at Level IV.

                “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

                “Asset Sale” shall mean any Disposition or series of related Dispositions of any asset(s) of the Borrower or any of its Subsidiaries, excluding any such Disposition permitted by Section 7.6.

                “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b) herein) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

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                “Assignment and Security Agreement”  shall mean the Amended and Restated Assignment and Security Agreement, dated as of the Closing Date, executed by the Borrower and its Domestic Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders in accordance with the terms hereof.

                “Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

                “Axia”  shall mean Axia Health Management, Inc., a Delaware corporation.

                “Axia Acquisition”  shall mean the transaction pursuant to which the Borrower shall acquire 100% of the issued and outstanding capital stock of Axia from Axia Health Management, LLC, a Delaware limited liability company, pursuant to and as provided in the Axia Acquisition Agreement.

                “Axia Acquisition Documents”  shall mean the Axia Acquisition Agreement and any instrument, document or agreement executed pursuant thereto or in connection therewith.

                “Axia Acquisition Agreement”  shall mean the Stock Purchase Agreement dated as of October 11, 2006, by and among the Borrower, Axia and Axia Health Management, LLC, a Delaware limited liability company.

                “Base Rate” when used in reference to any Loan or Borrowing shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), and refers to whether such Loan or Loans comprising such Borrowing bears interest at a rate determined by reference to the Base Rate. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

                “Base Rate Margin” shall mean the Applicable Margin for Base Rate Loans.

                “Borrower” shall have the meaning in the introductory paragraph hereof.

                “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

                “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

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                “Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period; provided, however, that “Capital Expenditures” shall not include any amounts paid to consummate an acquisition permitted hereby.

                “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                “Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

                “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

                “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

                “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

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                “Collateral”  shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted, or purported to be granted, pursuant to a Loan Document to the Administrative Agent for the benefit of the Lenders to secure the whole or any part of the Obligations or any Guarantee thereof.

                “Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

                “Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) all other non-cash charges (including non-cash expenses related to equity based compensation, but excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for future cash payments), determined on a consolidated basis in accordance with GAAP in each case for such period. Except for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall include the pro forma EBITDA of any Acquisition annualized from the date of acquisition for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is detailed in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

                “Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense paid in cash for such period, (b) scheduled principal payments made on Consolidated Total Debt during such period and (c) Restricted Payments paid during such period.

                “Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

                “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (iv) any income attributable to any minority interest in a Subsidiary held by a Person other than the Borrower or a Subsidiary and (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

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                “Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of acquired assets reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP, however, the purchase price for goodwill in connection with an Acquisition shall not be deemed a write-up in excess of costs under this clause (y).

                “Consolidated Total Debt” shall mean, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower prepared in accordance with GAAP as of such date.

                “Consolidated Total Funded Debt” shall mean at any time, without duplication, all then currently outstanding obligations, liabilities and indebtedness of Borrower and its Subsidiaries on a consolidated basis of the types described in the definition of Indebtedness herein (except subsections (vi), (vii) and (xi) of such definition but including without limitation all Loans and Letters of Credit).

                “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

                “Default Interest” shall have the meaning set forth in Section 2.14(c).

                “Disposition” shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of property, and the terms “Dispose” and “Disposed of” shall have correlative meanings.

                “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

                “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

                “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

                “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to

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any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

                “Eurodollar Rate Margin” shall mean the Applicable Margin for Eurodollar Loans.

                “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

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                “Event of Default” shall have the meaning provided in Article VIII.

                “Excess Cash Flow” shall mean, for any fiscal year of Borrower, without duplication, (a) Consolidated EBITDA minus (b) the sum of (i) Consolidated Interest Expense paid in cash, (ii) principal payments made in respect of Consolidated Total Funded Debt (including voluntary and mandatory prepayments of Consolidated Total Funded Debt) but excluding principal payments in respect of any revolving credit indebtedness except to the extent there is a corresponding reduction in the commitment(s) to make future advances, (iii) income tax expense paid in cash, (iv) Capital Expenditures paid in cash and (v) Restricted Payments paid in cash to the extent permitted under Section 7.5, plus  (c) as applicable, extraordinary cash gains, in each case measured for such fiscal year for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, excise or franchise taxes imposed on (or measured by) its net income or assets by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or by any other jurisdiction, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.26), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.21(a).

                “Existing Letters of Credit”  shall mean collectively those outstanding letters of credit issued by SunTrust Bank for the account of Borrower or its Subsidiaries under the Prior Facility as set forth in Schedule 2.24. Such letters of credit shall be deemed issued under Section 2.24 as of the Closing Date.

                “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                “Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated EBITDA for such period less the actual amount paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures and income taxes to (b) Consolidated Fixed Charges for such period.

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                “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

                “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

                “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

                “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

                “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                “Hedging Agreements” shall mean (a) an agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency

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option or any other similar agreement (including any option to enter into any of the foregoing); (b) any combination of the foregoing; or (c) a master agreement for any of the foregoing together with all supplements.

                “Hedge/Cash Management Exposure” shall mean all amounts owing by the Borrower to any Lender or an Affiliate of a Lender pursuant to or in connection with (i) any Hedging Agreement entered into in connection with interest rate risks with respect to this Agreement or otherwise and (ii) any cash management or treasury agreements with a Lender or an Affiliate of a Lender, in each case if and only for so long as all security therefor also secures all amounts owed under the Loan Documents.

                “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities of such Person, and (xi) obligations under any Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that applicable law or the terms of such Indebtedness provide that such Person is not liable therefor.

                “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

                “Information Memorandum” shall mean the Confidential Information Memorandum dated November, 2006 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

                “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months, as the Borrower may request (and the Swingline Lender may agree in accordance with Section 2.5 for a Swingline Loan); provided, that:

                (i)            the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day following the day on which the next preceding Interest Period expires;

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                (ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a Eurodollar Borrowing, such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

                (iii)          any Interest Period in respect of a Eurodollar Borrowing which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

                (iv)          each principal installment of the Term Loans shall have an Interest Period ending on or before the corresponding installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

                (v)           no Interest Period may extend beyond the Revolving Commitment Termination Date unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

                “Investments” has the meaning assigned to such term in Section 7.4.

                “Issuing Bank” shall mean SunTrust Bank in its capacity as an issuer of Letters of Credit pursuant to Section 2.24.

                “LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $75,000,000.

                “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

                “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

                “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

                “Lead Arrangers” shall mean SunTrust Capital Markets, Inc. and J.P. Morgan Securities, Inc.

                “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.25.

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                “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.24 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

                “LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period, or if such Page 3750 is unavailable for any reason at such time, the corresponding rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

                “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

                “Loan Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant hereto, the LC Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, the Subsidiary Guarantee Agreement, the Security Documents, any separate letter agreement(s) relating to any fees payable to the Administrative Agent or any of its Affiliates, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

                “Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

                “Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate, or any of them, as the context shall require.

                “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the

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Administrative Agent, the Issuing Bank and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

                “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

                “Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 1, 2013 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

                “Moody’s” shall mean Moody’s Investors Service, Inc.

                “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

                “Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of Indebtedness, the cash proceeds and any non-cash consideration (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value (as determined by the Administrative Agent) in the case of other non-cash consideration) received from such issuance or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.

                “Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

                “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.9(b) hereof.

                “Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

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                “Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.5.

                “Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement, any Loan Documents, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all Hedge/Cash Management Exposure, all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender (including the Swingline Lender) incurred pursuant to this Agreement, any Loan Documents or agreements referred to in the definition of Hedge/Cash Management Exposure), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

                “Off-Balance Sheet Liabilities”  of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

                “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise (that do not constitute Excluded Taxes) or property taxes (that do not constitute Excluded Taxes), charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                “Participant” shall have the meaning set forth in Section 10.4(c).

                “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 25th Floor, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

                “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

                “Permitted Encumbrances” shall mean:

                (i)             Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                (ii)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by

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appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

                (iv)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                (v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                (vi)          easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii) Capital Lease Obligations to the extent permitted hereunder;

(viii) Liens securing purchase money indebtedness to the extent permitted pursuant to Section 7.1 hereunder;

(x) Liens created by the Security Documents or otherwise provided for in this Agreement for the benefit of the Lenders;

                (xi)           any Lien in favor of the United States of America or any department or agency thereof, in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any political subdivision thereof, and in each case, resulting from acceptance of partial progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or political subdivision thereof, or subcontracts thereunder; and

(xii) statutory Liens arising under ERISA created in the ordinary course of business for amounts not yet due and as to which adequate reserves have been established in accordance with GAAP.

“Permitted Investments” shall mean:

                (i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

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(ii) commercial paper having a rating of at least A-1 by S&P and P-1 by Moody’s, at the time of acquisition thereof, and in either case maturing within one year from the date of acquisition thereof;

                (iii)          certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

                (iv)          fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

                (vi)          investments in obligations the return with respect to which is excludable from gross income under Section 103 of the Code, having a maturity of not more than one year or providing the holder the right to put such obligations for purchase at par upon not more than twenty-eight (28) days’ notice, and which are rated at least P-1 by S&P or Vmig 1 by Moody’s;

                (vii)         investments in taxable money market funds all of whose assets consist of securities have a rating of at least A-1 by S&P and P-1 by Moody’s and investments in tax free money market funds all of whose assets consist of securities of the types described in the foregoing clause (vi) above;

(viii) investments, redeemable upon not more than seven (7) days’ notice, in money market preferred municipal bond funds that are rated at least A by S&P or A by Moody’s;

(ix) obligations of domestic corporations with a term of not more than one year, with a long term debt rating of no less than A by S&P and A by Moody’s; and

                (x)            investments in money market funds that either (a) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 or (b) both (A) provide for daily liquidity and (B) have the highest rating by at least one nationally recognized rating agency.

                “Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Domestic Subsidiary (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Required Lenders, (ii) that matures by its terms no earlier than six months after the later of the Revolving Commitment Termination Date and the Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity, (iii) that is evidenced by an indenture or other similar agreement that is in a form reasonably satisfactory to the Administrative Agent; and (iv) such Indebtedness on a pro forma basis would not violate the terms of this Agreement.

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                “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

                “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                “Pledge Agreement”  shall mean the Pledge Agreement, dated as of the Closing Date, executed by the Borrower and each Domestic Subsidiary that (i) directly owns another Domestic Subsidiary or (ii) that owns capital stock of any Foreign Subsidiary.

                “Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to a proposed Acquisition, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction. For purposes of any such calculation in respect of any Acquisition as referred to in Section 7.4, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate of interest, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) income statement items (whether positive or negative) and capital expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (c) pro forma adjustments may be included to the extent that such adjustments are calculated in a manner not inconsistent with GAAP and would give effect to events that are (i) directly attributable to such transaction and (ii) expected to have a continuing impact on the Borrower.

                “Pro Forma Compliance Certificate”  shall mean a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with any Acquisition as referred to in Section 7.4, and containing a reasonably detailed calculation of compliance with the ratio requirement of Section 7.4, upon giving effect to the applicable transaction on a Pro Forma Basis, as of the most recent fiscal quarter end preceding the date of the applicable transaction.

                “Pro Rata Share” shall mean (i) with respect to any Commitment or Loan of any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be such Commitment or Loan of such Lender (or if the Commitments of such Class have been terminated or expired or the Loans of such Class have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments or Loans of such Class of all Lenders (or if the Commitments of such Class have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Commitments and Loans of any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if the Revolving Commitments have been terminated or expired or the Loans have been

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declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and Term Loans.

                 “Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any eminent domain proceeding relating to any asset of the Borrower or any of its Subsidiaries.

                “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

                “Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary in connection therewith that are not immediately applied to prepay Loans or reduce the Revolving Commitments pursuant to Section 2.13 as a result of the delivery of a Reinvestment Notice.

                “Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                “Reinvestment Notice” shall mean a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly, or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire replacement assets useful in the business of the Borrower and its Subsidiaries.

                “Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amounts expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the business of the Borrower and its Subsidiaries.

                “Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring three hundred and sixty-five (365) days after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to acquire assets useful in the business of the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

                “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

                “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

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                “Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans at such time, or if the Lenders have no Revolving Credit Exposure outstanding, then Lenders holding more than 50% of the Aggregate Revolving Commitments and Term Loans.

                “Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure at such time, or if the Lenders have no Revolving Credit Exposure outstanding, then Lenders holding more than 50% of the Aggregate Revolving Commitments.

                “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the controller or an executive vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the president, the chief executive officer, the chief financial officer or the controller of the Borrower.

                “Restricted Payment”  shall have the meaning set forth in Section 7.5.

                “Restricted Subsidiary” or “Restricted Subsidiaries” shall mean Axonal Information Solutions, Inc., a Delaware corporation, unless and until such time as such entity shall become a Subsidiary Loan Party under Section 5.10.

                “Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended or supplemented pursuant to Section 2.25, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, or the joinder executed by such Person, in each case as the same may be changed pursuant to terms hereof.

                “Revolving Commitment Termination Date” shall mean the earliest of (i) December 1, 2011, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.10 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

                “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, such Lender’s LC Exposure and such Lender’s Swingline Exposure.

                “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

                “S&P” shall mean Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc.

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                “Security Documents” shall mean the Assignment and Security Agreement, all financing statements filed in connection with the Assignment and Security Agreement, the Pledge Agreement, and all documents or certificates delivered in connection therewith.

                “Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.

                “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the applicable date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, the term “Subsidiary” shall exclude any Restricted Subsidiary.

                “Subsidiary Guarantee Agreement” shall mean the Amended and Restated Subsidiary Guarantee Agreement, dated as of the Closing Date, executed by certain Subsidiaries of the Borrower in favor of the Administrative Agent.

                “Subsidiary Loan Party” shall mean any presently existing or hereafter created Subsidiary of Borrower that executes the Subsidiary Guarantee Agreement.

                “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

                “Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans for which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

                “Swingline Lender” shall mean SunTrust Bank.

                “Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

                “Swingline Rate” shall mean the Base Rate, or such other interest rate (and with respect to a Swingline Loan that is a Eurodollar Loan, for any Interest Period) as may be mutually agreed between the Swingline Lender and the Borrower.

                “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority in respect of the

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execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document or any payment to the Administrative Agent, the Lenders, or the Issuing Bank hereunder or thereunder.

                “Term Loan” shall have the meaning set forth in Section 2.6.

                “Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II as such Schedule may be amended or supplemented pursuant to Section 2.25. The aggregate principal amount of all Lenders’ Term Loan Commitments on the Closing Date is $200,000,000.

                “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

                “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                Section 1.2        Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

                Section 1.3        Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

                Section 1.4        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word

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“shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Central Daylight time or Central Standard time, as applicable, unless specifically indicated otherwise.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

                Section 2.1         General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders with Revolving Commitments hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Lenders with Revolving Commitments severally agree (to the extent of each Lender’s Pro Rata Share up to such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.24, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Lender with a Revolving Commitment agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitments from time to time in effect and (v) each Lender with a Term Loan Commitment severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Loan Commitment.

                Section 2.2         Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period, ratably in accordance with its Pro Rata Share, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

                Section 2.3         Procedure  for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of

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Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Revolving Eurodollar Borrowing shall be not less than $2,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Revolving Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Revolving Base Rate Loans made pursuant to Section 2.5 or Section 2.24(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed nine. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

              Section 2.4         Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the sum of the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

Section 2.5 Procedure for Swingline Borrowing; Etc.

                (a)   The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing, unless such Swingline Borrowing is a Eurodollar Loan and in such case the request shall be three Business Days prior to such Eurodollar Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and the applicable Interest Period if it is a Eurodollar Loan and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender, of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan. The

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Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.

                (b)   The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Revolving Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.8, which will be used solely for the repayment of such Swingline Loan.

                (c)   If for any reason a Revolving Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Revolving Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

                (d)   Each Lender’s obligation to make a Revolving Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

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              Section 2.6         Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a “Term Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Term Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.

              Section 2.7         Intentionally Omitted.

              Section 2.8         Funding of Borrowings.

                (a)   Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will give each Lender reasonable notice of Borrower’s Notice of Revolving Borrowing and will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

                (b)   Unless the Administrative Agent shall have been notified by any Lender prior to 5 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Loans (other than Swingline Loans) shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default
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by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.9 Interest Elections.

                (a)   Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Swingline Borrowings may not be converted or continued.

                (b)   To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

                (c)   If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

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(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.10 Optional Reduction and Termination of Commitments.

                (a)   Unless previously terminated, all Revolving Commitments and the Swingline Commitment shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.6.

                (b)   Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $2,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the outstanding Revolving Credit Exposures of all Lenders.

Section 2.11 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

                (b)   The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing, if any, and (ii) the Revolving Commitment Termination Date.

                (c)   The Borrower unconditionally promises to pay to the Administrative Agent, for the account of the Lenders that have made Term Loans, the then unpaid principal amount of the Term Loans in equal quarterly installments of $500,000 each, payable on the last day of each March, June, September and December, commencing on March 31, 2007, each such installment to be allocated to the Lenders based upon their Pro Rata Shares of the Term Loans; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans (together with accrued and unpaid interest thereon) shall be due and payable on the Maturity Date.

Section 2.12 Evidence of Indebtedness.

                (a)   Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded

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(i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.9, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.9, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

                (b)   Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) until such time as the promissory note requirement is waived by the holder thereof.

Section 2.13 Optional and Mandatory Prepayments.

                (a)   The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type

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pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.5. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments as specified by the Borrower.

                (b)   If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds in excess of $10,000,000 in any fiscal year from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered previously to the Administrative Agent in respect thereof, such Net Cash Proceeds shall immediately be applied to the prepayment of the Obligations in accordance with clause (e) below; provided, that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of Loans.

                (c)   If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any equity issuance (other than equity issuances pursuant to stock incentive plans or other equity award agreements for employees of the Borrower or a Subsidiary and Investments permitted under Section 7.4 that consist of equity issued on an intercompany basis among the Borrower and its Subsidiaries) or from the issuance of Permitted Subordinated Debt, and the proceeds thereof are not applied to an Acquisition permitted herein within ninety (90) days of such issuance, then in such event, such Net Cash Proceeds shall immediately be applied to the prepayment of the Obligations in accordance with clause (e) below.

                (d)   Within 15 days after the delivery to the Agent of the annual audited financial statements for any fiscal year of the Borrower, commencing with the 2007 fiscal year, and no later than 90 days after the last day of such fiscal year, Borrower shall immediately prepay the Obligations in accordance with clause (e) below by an amount equal to 50% of Excess Cash Flow for such fiscal year; provided, however, that no such prepayment shall be required if the ratio of Consolidated Total Funded Debt to Consolidated EBITDA as of the last day of such fiscal year is less than 3.50 to 1.0.

                (e)   Any prepayments made by the Borrower pursuant to Sections 2.13(b), (c) or (d) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity; fifth, to the principal balance of the Swing Line Loans, until the same shall have been paid in full, to the Swingline Lender, sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and seventh, to cash collateralize the Letters of Credit in

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accordance with Section 2.24(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

                (f)   If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, as reduced pursuant to Section 2.10 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each prepayment shall be applied first to Swingline Loans to the full extent thereof, second to Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.24(g) hereof.

Section 2.14 Interest on Loans.

                (a)   The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time plus, in each case, the Base Rate Margin in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Eurodollar Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate.

                (c)   While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate in effect for Base Rate Loans, plus an additional 2% per annum.

                (d)   Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as applicable. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as applicable, after the initial date of such Interest Period, and on the Revolving

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Commitment Termination Date or the Maturity Date, as applicable. Interest on each Swingline Loan shall be payable on the maturity of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

                (e)   The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be presumed correct for all purposes, absent manifest error.

Section 2.15 Fees.

                (a)   Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account, fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

                (b)   Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage (on an annualized basis but determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender, however Swingline Loans shall not be deemed usage of Revolving Commitments. The Commitment Fee shall initially be at Level IV.

                 (c)   Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Percentage (on an annualized basis but determined daily in accordance with Schedule I) then in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably canceled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding anything in this subsection to the contrary, while an Event of Default exists, at the option of the Required Lenders, the Applicable Percentage for Letters of Credit shall accrue at Level VI of Schedule I.

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                (d)   Payments. Accrued fees under subsection (b) and (c)(i) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2006, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety). Fees under subsection (c)(ii) of this Section shall be payable in advance on the date of the issuance of the Letter of Credit for the term of such Letter of Credit. Interest shall accrue on any unpaid fee at the rate in effect for Base Rate Loans, plus an additional 2% per annum.

Section 2.16 Computation of Interest and Fees.

              To the extent permitted by applicable law, all computations of fees and interest under this Agreement payable in respect of any period shall be made by the Administrative Agent on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable; provided, however, that computations regarding interest accruing with reference to the Base Rate shall be made on the basis of a 365-day (or 366-day, as applicable) year and the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable. Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be presumed correct for all purposes.

              Section 2.17         Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

                (i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

                (ii)           the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects

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not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

              Section 2.18         Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

              Section 2.19         Increased Costs.

(a) If any Change in Law shall:

                (i)            impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

                (ii)           impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of the foregoing is to increase the actual cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the actual cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs actually incurred or reduction actually suffered.

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                (b)   If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

                (c)   A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be presumed correct, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

                (d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

              Section 2.20         Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender shall be presumed correct, absent manifest error.

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Section 2.21 Taxes.

                (a)   Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                (c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto as a result of the Borrower’s failure to comply with this Section in a timely manner, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be presumed correct absent manifest error.

                (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal

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Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to such Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) such Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) such Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) such Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to such Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.22 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                (a)   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon, on the Business Day when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

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                (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                (c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at

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the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b) or (c), 2.24(c) or (d), 2.8, 2.22(d) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

              Section 2.23         Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.24 Letters of Credit.

                (a)   During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.24(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire no later than five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate LC Exposure plus the aggregate outstanding Revolving Loans and Swingline Exposure, of all Lenders, would exceed the Aggregate Revolving Commitments. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation. As of the Closing Date, each of the Existing Letters of Credit shall be deemed issued under this Section and shall thereafter be referred to as Letters of Credit, subject to the terms hereof. The Administrative Agent shall provide the Lenders with relevant information concerning the LC Exposure quarterly upon written request.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank
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and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve (which approval shall not be unreasonably withheld) and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

                (c)   At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.24(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

                (d)   The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Revolving Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and

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each Lender shall make the proceeds of its Revolving Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.8. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

                (e) If for any reason a Revolving Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing B ank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuin g Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

                (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(c).

                (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that

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the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h) Intentionally Omitted.

                (i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

                (ii)            The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

                (iii)            Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, if such documents on their face appear to be in order;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
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                (v)            Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                (j) Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

              Section 2.25       Increase of Commitments; Additional Lenders. At any time before the Revolving Commitment Termination Date, subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional term loans or additional Revolving Commitments (together, the “Incremental Extensions of Credit”) in minimum principal amounts of $10,000,000 (or $25,000,000 if a new Class of Term Loans is being created); provided that such amount may be less than $10,000,000 (or $25,000,000, as applicable) if such amount represents all the remaining available principal amount set forth below; provided, further, that (i) immediately prior to and after giving effect to any Incremental Facility Amendment (as defined below), no Default or

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Event of Default has occurred or is continuing or shall result therefrom, and (ii) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Article VI recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available. The Incremental Extensions of Credit:

                                (a)           shall be in an aggregate principal amount (for this purpose, treating the full amount of all Revolving Commitments as principal) not exceeding $200,000,000;

                                (b)           shall rank pari passu in right of payment and right of security in respect of the Collateral with the Revolving Loans and Term Loans;

                                (c)           in the case of additional Revolving Commitments, shall, on the date of the effectiveness of the applicable Incremental Facility Amendment, be added to the then existing Revolving Commitments, and all extensions of credit pursuant thereto shall have the same terms as those that apply to the extensions of credit pursuant to the existing Revolving Commitments; and

                                (d)           in the case of additional term loans shall either (x) be added to, and form part of the same Class as, one or more Classes (as specified in the respective Incremental Facility Amendment) of theretofore outstanding Term Loans (in which case the same shall have the same terms as the respective Class or Classes to which it is added) or (y) shall represent a new Class of term loans, in which case such new Class of term loans shall have the same terms and be entitled to all of the same rights and privileges (other than amortization and maturity date, which shall be required to be in compliance with the following proviso, and other than pricing), as the Term Loans; provided that (i) the Incremental Extensions of Credit in the form of term loans shall not have a final maturity date earlier than the Maturity Date or the Revolving Commitment Termination Date then applicable to the latest-maturing Loans, and (ii) Incremental Extensions of Credit in the form of a new Class of term loans shall not have a weighted average life to maturity that is shorter than that of the then remaining weighted average life to maturity of the Class of Term Loans with the then longest remaining weighted average life to maturity.

              The Borrower shall, in consultation with the Administrative Agent, determine whether to offer the opportunity to provide all or portions of the requested Incremental Extensions of Credit to one or more Lenders (the “Existing Lenders”) that have provided the then existing Revolving Commitments (and extensions of credit pursuant thereto) and/or then outstanding Term Loans (collectively, the “Existing Extensions of Credit”), provided that no Existing Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees, and/or one or more additional banks, financial institutions or other Persons, it being understood that each bank, financial institution or other Person that elects to extend Incremental Extensions of Credit (each, an “Additional Lender”) shall be required to be reasonably satisfactory to the Borrower and the Administrative Agent (unless the Additional Lender is an Existing Lender) and, in the case of Incremental Extensions of Credit in the form of Revolving Loans, the Issuing Bank, and shall become a Lender under this Agreement (or in the case of an Existing Lender, shall become an Additional Lender with respect to its Incremental Extensions of Credit) pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section and, as appropriate, the other Loan Documents and executed only by each Loan Party, each Additional Lender and the Administrative Agent.

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Commitments in respect of Incremental Extensions of Credit shall be Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the following conditions: (i) the conditions set forth in Section 3.2 (it being understood that all references to “the date of such Borrowing” in such Section 3.2 shall be deemed to refer to the Incremental Facility Closing Date), (ii) the Borrower and the Subsidiary Loan Parties shall have delivered such amendments, modifications and/or supplements to the Security Documents as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the Incremental Extensions of Credit are secured by, and entitled to the benefits of, the Security Documents, (iii) the Administrative Agent shall have received copies of resolutions executed by (x) the Borrower, authorizing the incurrence of such Incremental Extensions of Credit and (y) each other Loan Party, stating that such Incremental Extensions of Credit are entitled to benefits of the Security Documents and other Loan Documents and (iv) the Borrower shall have delivered to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Closing Date pursuant to Section 3.1(b)(vi) as may be reasonably requested by the Administrative Agent, and such other matters as the Administrative Agent may reasonably request (including, without limitation, the matters described in immediately preceding clause (iii)). At the time of any provision of Revolving Commitments constituting Incremental Extensions of Credit pursuant to this Section, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders with outstanding Revolving Loans, and incur additional Revolving Loans from certain other Lenders with outstanding Revolving Loans or Revolving Commitments (including the Additional Lenders with outstanding Revolving Loans or Revolving Commitments), in each case to the extent necessary so that all of the Lenders with Revolving Commitments participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitments pursuant to this Section) and with the Borrower being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.20 in connection therewith.

              Section 2.26       Replacement of a Lender. If (i) Borrower is required pursuant to Section 2.19 or 2.21 to make any additional payment to any Lender or (ii) any Lender refuses to consent to a proposed amendment, modification, waiver, discharge or termination with respect to this Agreement that requires the consent of all Lenders (or all affected Lenders) pursuant to Section 10.2 and the same has been approved by the Required Lenders or all other affected Lenders, as applicable (any Lender described in clause (i) or clause (ii) being an “Affected Lender”), the Borrower may elect to replace the Revolving Commitment and/or Term Loans, as applicable, of such Affected Lender, provided that no Event of Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such replacement, (y) another bank or other Person that is satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par, the Revolving Credit Exposure and Term Loans of the Affected Lender pursuant to an Assignment and

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Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 10.4 applicable to assignments, and (z) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued and unpaid that are owing to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation, payments due to such Affected Lender under Sections 2.19 and 2.21, and (B) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 2.20 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

              Section 3.1        Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

                (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or any Lead Arranger.

(b) The Administrative Agent (or its counsel) shall have received the following:

                (i)            a counterpart of this Agreement signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) the Subsidiary Guarantee Agreement duly executed by all Domestic Subsidiaries of the Borrower;

(iii) duly executed Security Documents, all lien searches requested by the Administrative Agent, and evidence of perfection of the liens evidenced by the Security Documents;

                (iv)          a certificate of an authorized officer of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party, unless such certificate is contemplated to be delivered after the Closing Date pursuant to Section 5.12;

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                (v)           certified copies of the certificate of incorporation or other organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation, unless such documents are contemplated to be delivered after the Closing Date pursuant to Section 5.12;

                (vi)          a favorable written opinion of Bass, Berry & Sims PLC, counsel to the Loan Parties, and such other written opinions as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent for the benefit of the Lenders, covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii) a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2;

                (viii)        insurance certificates evidencing the existing insurance coverage of Borrower, Axia and their respective Subsidiaries, naming the Administrative Agent as an additional insured with respect to all liability policies, and including a lender loss payable endorsement in favor of the Administrative Agent with respect to all property/casualty policies covering Collateral;

(ix) a duly executed Notice of Revolving Borrowing, if applicable;

(x) a duly executed funds disbursement agreement; and

                (xi)           the audited consolidated balance sheet of the Borrower and its Subsidiaries as of August 31, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by Ernst & Young, LLP.

                (c) The Axia Acquisition shall have been consummated (or, contemporaneously with the making of the initial Loans hereunder, shall be consummated), and the Administrative Agent shall have received an executed copy of the Axia Acquisition Agreement and all schedules and exhibits thereto and all other material agreements executed in connection therewith, and a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) all conditions to the consummation of the transactions contemplated by the Axia Acquisition Agreement have been satisfied, (B) the Borrower has no knowledge that any representations or warranties contained in the Axia Acquisition Agreement are incorrect in any material respects, (C) all consents, approvals, authorizations, registrations or filings required to be made or obtained by any party to the Axia Acquisition Agreement on or before the Closing Date in connection with the Axia Acquisition have been obtained and are in full force and

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effect, and (D) all applicable waiting periods have expired, and to Borrower’s knowledge no investigation or inquiry by any Governmental Authority regarding the Axia Acquisition exists.

              Section 3.2        Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable,:

(a) no Default or Event of Default shall exist; and

                (b) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except for (i) representations and warranties effective as of a specified date, which shall remain true and correct as of such specified date, and (ii) changes in facts and circumstances that are not prohibited by the terms of this Agreement;

                (c) since the date of the most recent financial statements of the Borrower described in Section 4.4 there shall have been no change that has had or could reasonably be expected to have a Material Adverse Effect; and

                (d) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

              Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

              Section 3.3        Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

              The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

              Section 4.1        Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and

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authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

              Section 4.2        Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

              Section 4.3        Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its material assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

              Section 4.4        Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of August 31, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by Ernst & Young, LLP, (ii) the audited consolidated financial statements of Axia and its Subsidiaries as of its most recently ended fiscal year, including a balance sheet and income and cash flow statements, audited by Clifton Gunderson LLP, and (iii) the unaudited consolidated balance sheet of Axia and its Subsidiaries as of August 31, 2006, and the related unaudited consolidated statements of income and cash flows for the portion of its fiscal year then ended. The financial statements described in clause (i) above fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date(s) thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal year ended August 31, 2006 in conformity with GAAP. Since August 31, 2006, there have been no changes with respect to the Borrower and its Subsidiaries that have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

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Section 4.5 Litigation and Environmental Matters.

                (a) Except as set forth on Schedule 4.5(a), no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

                (b) Except for any matters that would not constitute a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

              Section 4.6        Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

              Section 4.7        Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

              Section 4.8        Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed (or have obtained permitted extensions for) all Federal income tax returns and, to the knowledge of Borrower, have filed or caused to be filed (or have obtained permitted extensions for) all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

              Section 4.9        Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect (except in a manner that is permitted by Regulation U) or for any purpose that violates the provisions of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System.

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              Section 4.10       ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

              Section 4.11       Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

                (b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all material patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

              Section 4.12       Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum (with respect to information contained therein concerning the Borrower and its Subsidiaries) nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

              Section 4.13       Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, which individually or in the aggregate would result in a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the

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books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

              Section 4.14       Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, Restricted Subsidiary or Foreign Subsidiary in each case as of the Closing Date.

              Section 4.15       Axia Acquisition. As of the Closing Date, (a) the Axia Acquisition has been duly consummated in accordance with the terms and conditions of the Axia Acquisition Documents, without any material waiver or deviation therefrom that has not been previously disclosed to the Administrative Agent in writing, (b) the Borrower directly or indirectly owns 100% of the issued and outstanding capital stock of Axia, and (c) to the Borrower’s knowledge, there has been no event or occurrence with respect to Axia’s financial condition (as reflected on its audited financial statements dated as of December 31, 2005) since such date that would have a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

              The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

              Section 5.1        Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

                (a) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Ernst & Young, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                (b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such

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fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by a Responsible Officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

                (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

                (e) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

                (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                (c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which

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individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

                (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

              Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

              Section 5.3        Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (to the extent a failure to do so would have a Material Adverse Effect) and will continue to engage in substantially the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, conversion, liquidation or dissolution permitted under Section 7.3.

              Section 5.4        Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

              Section 5.5        Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

              Section 5.6        Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

              Section 5.7        Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its

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independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower. During the course of the aforementioned visitations, inspections, examinations and discussions, representatives of the Administrative Agent and the Lenders may encounter individually identifiable healthcare information or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). Unless otherwise required by law, the Administrative Agent and any Lender, and their respective representatives, shall not disclose, compile, aggregate, remove from the properties of the Borrower or any of its Subsidiaries or record in any manner any Confidential Healthcare Information, and shall not require the Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

              Section 5.8        Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear, if the failure to do so, either individually or it the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (c) cause the Administrative Agent to be named as an additional insured on all general liability insurance policies maintained by the Borrower and its Subsidiaries and maintain the lender loss payable endorsement with respect to all property/casualty policies covering Collateral delivered on the Closing Date (or its equivalent). So long as no Event of Default has occurred and is continuing, the Administrative Agent will release to the Borrower (or the applicable Subsidiary) any property/casualty insurance proceeds paid to the Administrative Agent to be used in a manner not prohibited by this Agreement.

              Section 5.9        Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Revolving Loans to pay a portion of the purchase price as set forth in the Axia Acquisition Documents and the transaction costs related thereto, to refinance the outstanding Indebtedness evidenced by the Prior Facility, to finance working capital needs, to finance Acquisitions permitted by the terms hereof, to finance the repurchase of Borrower’s common stock in accordance with the terms hereof, to finance capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower will use the proceeds of the Term Loans to pay a portion of the purchase price as set forth in the Axia Acquisition Documents and the transaction costs related thereto. The Borrower will use Letters of Credit for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

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Section 5.10 Additional Subsidiaries.

                (a) If any Domestic Subsidiary is acquired or formed after the Closing Date, the Borrower will, within ten (10) business days after such Domestic Subsidiary is acquired or formed, notify the Administrative Agent thereof and within thirty (30) days thereafter will cause such Domestic Subsidiary to become a Subsidiary Loan Party by executing supplements or joinders to the Subsidiary Guarantee Agreement and the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, and will cause such Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to a Subsidiary Loan Party required under Section 3.1 as reasonably requested by the Administrative Agent. If a Restricted Subsidiary actively engages in business or acquires assets in excess of $250,000 after the Closing Date, the Borrower will, within ten (10) business days after such Restricted Subsidiary engaged in business or has such assets, notify the Administrative Agent thereof and promptly thereafter (but in no event more than thirty (30) days after such notice) will cause such Restricted Subsidiary to become a Subsidiary Loan Party by executing supplements or joinders to the Subsidiary Guarantee Agreement and the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, and will cause such Restricted Subsidiary to deliver simultaneously therewith similar documents applicable to a Subsidiary Loan Party required under Section 3.1 as reasonably requested by the Administrative Agent. Such Restricted Subsidiary shall thereafter become a Subsidiary Loan Party for all purposes hereunder.

                (b) If a Foreign Subsidiary is acquired or formed after the Closing Date and is owned directly by the Borrower or a Subsidiary Loan Party, the Borrower will, within ten (10) business days after such Foreign Subsidiary is acquired or formed, notify the Administrative Agent thereof, and within thirty (30) days thereafter the Borrower will execute, or will cause such Subsidiary Loan Party to execute, a supplement or joinder to the Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, together with all other documents and certificates necessary to perfect a first priority Lien on the stock or other equity interest of such Foreign Subsidiary pledged under the Pledge Agreement. The Borrower will also, or will also cause such Subsidiary Loan Party to, deliver simultaneously therewith similar documents required under Section 3.1 as reasonably requested by the Administrative Agent. The Pledge Agreement shall create a valid and first priority Lien on 65% of the voting capital stock (or other voting equity interests) and 100% of the non-voting capital stock (or other non-voting equity interests) of such Foreign Subsidiary (or such lesser percentages as may be required to avoid any adverse tax consequences under applicable laws and regulations).

                (c) If a Domestic Subsidiary is acquired or formed after the Closing Date and is owned directly by the Borrower or a Subsidiary Loan Party, the Borrower will, within ten (10) business days after such Domestic Subsidiary is acquired or formed, notify the Administrative Agent thereof, and within thirty (30) days thereafter the Borrower will execute, or will cause such Subsidiary Loan Party to execute, a supplement or joinder to the Pledge Agreement, in form and substance satisfactory to the Administrative Agent, together with all other documents and certificates necessary to perfect a first priority Lien on the stock or other equity interests of such Domestic Subsidiary pledged under the Pledge Agreement. The Borrower will also, or will also cause such Subsidiary Loan

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Party to, deliver simultaneously therewith similar documents required under Section 3.1 as reasonably requested by the Administrative Agent. The Pledge Agreement shall create a valid and first priority Lien on all voting capital stock (or other voting equity interests) and all non-voting capital stock (or other non-voting equity interests) of such Domestic Subsidiary.

              Section 5.11       Additional Assets. Within ten (10) days after receipt of written notice from the Administrative Agent, the Borrower and any Subsidiary Loan Party shall execute such security agreements, collateral assignments, deeds of trust, mortgages, pledge agreements, or similar agreements, and take all such necessary steps (including filings and recordings with appropriate governmental offices), all at the Borrower’s expense, as may be reasonably requested by the Administrative Agent to obtain on behalf of the Lenders a Lien against any presently existing or hereafter acquired material asset of the Borrower and each Subsidiary Loan Party.

              Section 5.12       Post-Closing Covenant.

                (a)           No later than 10 Business Days after the Closing Date, the Borrower shall deliver to the Administrative Agent (i) evidence that the names of Axia and each of its Subsidiaries have been changed in accordance with the terms of the Axia Acquisition Agreement, (ii) stock certificates for Axia and each of its corporate Subsidiaries reflecting the new names, together with undated stock powers executed in blank, and (iii) to the extent requested by the Administrative Agent, revised stock certificates for other Subsidiaries removing or altering restrictive legends in a manner reasonably requested by the Administrative Agent. The Borrower acknowledges that upon receipt of the foregoing, the Administrative Agent is authorized to file amendments to its UCC financing statements reflecting such changes in names.

                (b)           No later than January 15, 2007, or such later date to which the Administrative Agent shall agree in writing, Borrower shall deliver to the Administrative Agent amendments to the operating agreements of AXIA My ePhit, LLC and WholeHealthMD.com, LLC, in form and substance reasonably satisfactory to Administrative Agent.

                (c)           If and to the extent requested by the Administrative Agent, the Borrower shall use its best efforts to deliver to the Administrative Agent a certificate of an authorized officer of AlignisOne of New Jersey, Inc. (i) attaching and certifying copies of its bylaws and articles of incorporation, (ii) attaching a certificate of good standing or existence from the State of New Jersey Department of Treasury and (iii) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party.

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ARTICLE VI FINANCIAL COVENANTS

              The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

              Section 6.1        Ratio of Consolidated Total Funded Debt to Consolidated EBITDA. As of the end of each fiscal quarter ending during a period specified in the table below, the Borrower and its Subsidiaries shall maintain on a consolidated basis a ratio of Consolidated Total Funded Debt to Consolidated EBITDA that does not exceed the applicable Required Threshold set forth below; provided however, that if during any fiscal quarter the Borrower consummates one or more Acquisitions permitted herein that in the aggregate equals or exceeds $50,000,000, then and in such event the Required Threshold for such fiscal quarter and the following two fiscal quarters shall be increased to the applicable Post-Acquisition Required Threshold set forth below:

Period	Required Threshold	Post-Acquisition Required Threshold

Prior to August 31, 2007	4.00:1.00	4.50:1.00
August 31, 2007 – May 31, 2008	3.75:1.00	4.25:1.00
August 31, 2008 – May 31, 2009	3.50:1.00	4.00:1.00
August 31, 2009 and thereafter	3.00:1.00	3.50:1.00

The Borrower’s compliance with this requirement shall be calculated on a rolling four-quarter basis, measured on the last day of each fiscal quarter. Consolidated EBITDA shall include the Consolidated EBITDA on a Pro Forma Basis of the Person(s) acquired in such Acquisition(s) (including but not limited to Axia), subsequent to the date(s) of such Acquisition(s) for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is set forth in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

              Section 6.2        Fixed Charge Coverage Ratio. The Borrower will have as of the end of each fiscal quarter of the Borrower, a Fixed Charge Coverage Ratio of at least 1.50 to 1.0. Borrower’s compliance with this ratio shall be measured at the end of each fiscal quarter of Borrower, and calculated for such quarter and the three preceding fiscal quarters taken as a whole. In calculating the Fixed Charge Coverage Ratio, Consolidated EBITDA shall include the Consolidated EBITDA on a Pro Forma Basis of the Persons(s) acquired in such Acquisition(s) (including but not limited to Axia) subsequent to the date(s) of such Acquisition(s) for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to be consistent with GAAP and such calculation is set forth in the supporting calculations to a covenant compliance certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

              Section 6.3        Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than an amount equal to $163,897,000, plus 75% of positive Consolidated Net Income on a cumulative basis for all fiscal quarters of the Borrower commencing with the fiscal quarter ending on November 30, 2005 (provided, that if

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Consolidated Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous fiscal quarter), plus 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private equity offering of equity securities by the Borrower after the Closing Date (and promptly upon the completion of such offering, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”).

ARTICLE VII

NEGATIVE COVENANTS

              The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit remains outstanding:

              Section 7.1        Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

                (b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Borrower owing to any Domestic Subsidiary and of any Domestic Subsidiary owing to the Borrower or any other Domestic Subsidiary;

(d) Indebtedness in respect of obligations under Hedging Agreements permitted by Section 7.10;

(e) other unsecured Indebtedness of Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(f) Capital Lease Obligations and secured purchase money indebtedness of Loan Parties not in excess of $40,000,000 in the aggregate at any time;

                (g) Indebtedness (secured or unsecured) of Foreign Subsidiaries in an aggregate principal amount not to exceed the equivalent of $15,000,000 at any time outstanding, provided, however, that no change in currency exchange rates subsequent to an incurrence of Indebtedness permitted by this provision shall result in a violation of this provision;

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(h) Indebtedness consisting of any Guarantee by the Borrower or any Subsidiary of the Indebtedness of a Foreign Subsidiary allowable under subsection (g) of this Section;

(i) Indebtedness of a Foreign Subsidiary to the Borrower or a Domestic Subsidiary, subject to the limitation in Section 7.4(g); and

(j) Permitted Subordinated Debt.

              Section 7.2        Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of their respective assets or property now owned or hereafter acquired or, except:

(a) Liens created in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents;

(b) Permitted Encumbrances;

                (c) a Lien securing a Hedging Agreement in favor of a Person who was a Lender or an Affiliate of a Lender as of the date of such Hedging Agreement, entered into in connection with interest rate risks with respect to this Agreement, which ranks pari passu with the Security Documents;

                (d) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

                (e) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of such fixed or capital assets or to secure Indebtedness allowable under Section 7.1 incurred solely for the purpose of financing the acquisition of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(f), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring such fixed or capital assets;

                (f) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(g) any Lien on the assets of a Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary allowable under Section 7.1(g); and
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                (h) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (g) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3 Fundamental Changes.

                (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person or if the surviving Person is a Domestic Subsidiary thereafter and complies with Section 5.10, (ii) any Subsidiary may merge into another Subsidiary; provided that a Domestic Subsidiary may not merge into a Foreign Subsidiary; and provided that if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving Person, (iii) a Foreign Subsidiary may merge into another Foreign Subsidiary, (iv) any Subsidiary may be converted into a limited liability company if it complies with the provisions of Section 5.10, to the extent applicable, (v) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (vi) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless the corresponding Investment (as defined in Section 7.4), if any, is also permitted by Section 7.4.

                (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

              Section 7.4        Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

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(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Domestic Subsidiaries);

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 7.1;

(d) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(e) Investments made by the Borrower in or to any Domestic Subsidiary and by any Domestic Subsidiary in or to the Borrower or another Domestic Subsidiary;

                (f) Investments by Foreign Subsidiaries that are held or made outside the United States of the same or similar quality as Permitted Investments and Investments by a Foreign Subsidiary in another Foreign Subsidiary;

(g) Investments by the Borrower or any Domestic Subsidiary in any Foreign Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(h) Hedging Agreements permitted by Section 7.10;

(i) Investments described in Section 7.5(iii); and

                (j) Investments consisting of the Acquisition of assets of or equity interests in third parties provided (i) such Acquisition is in the same line of business or supports the primary business activities of Borrower and its Subsidiaries or is a business reasonably related to the business that Borrower and its Subsidiaries were engaged in on the Closing Date; (ii) after giving effect to the Acquisition, the Borrower would have been in compliance with Section 6.1 (calculated on a Pro Forma Basis taking into account such Acquisition) measured as of the last day of the most recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements to the Administrative Agent hereunder; (iii) no Default or Event of Default exists or would exist taking into account such Acquisition; and (iv) if the consideration for one or more Acquisitions exceeds in the aggregate $50,000,000 in any fiscal quarter, the Administrative Agent has received, prior to consummation of the Acquisition that causes such amount to be exceeded, a Pro Forma Compliance Certificate demonstrating compliance with Section 6.1.

Notwithstanding any provisions in this Section to the contrary, the Borrower will not, and will not permit its Subsidiaries to, make Investments in a Restricted Subsidiary after the date of this Agreement.

              Section 7.5        Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition

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of, any shares of common stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary ratably to the Borrower, any other Subsidiaries of the Borrower and any other minority shareholders of a Subsidiary of Borrower, and (iii) redemptions and other purchases of the capital stock of the Borrower for cash; provided, that (a) no Default or Event of Default has occurred and is continuing at the time such dividend is paid or such redemption or purchase is made, and (b) no more than $50,000,000 in the aggregate is paid for redemption or purchase of the Borrower’s stock during the term hereof. Notwithstanding any provisions in this Section to the contrary, the Borrower will not, and will not permit its Subsidiaries to, make a Restricted Payment to a Restricted Subsidiary and the Borrower will not, and will not permit its Domestic Subsidiaries to, make a Restricted Payment to a Foreign Subsidiary except as an Investment permitted under Section 7.4 (g).

              Section 7.6        Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock, to any Person other than the Borrower or a Subsidiary Loan Party, except:

(a) the sale or other disposition for fair market value of obsolete or worn-out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments, and the licensing of intangible property, in the ordinary course of business;

(c) the sale or other disposition of assets in a transaction permitted under Section 7.3(a); and

(d) other sales or Dispositions of assets with a fair market value that does not exceed in the aggregate $10,000,000 in any four fiscal quarter period.

              Section 7.7        Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates, and which are not prohibited by Section 7.4 and (c) any Restricted Payment permitted by Section 7.5.

              Section 7.8        Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now

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owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in real property or equipment leases restricting the assignment thereof.

              Section 7.9        Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

              Section 7.10       Hedging Agreements. The Borrower will not, and will not permit any of its Domestic Subsidiaries to, enter into any Hedging Agreement other than a Hedging Agreement entered into by such Person for the purpose of mitigating existing or anticipated risks of such Person associated with liabilities, obligations, commitments, investments, assets or property of such Person (including changes in the value of foreign currencies held by such Person), and not for purposes of speculation.

              Section 7.11       Status of Incorporation and Formation. Except in a transaction permitted by Section 7.3(a), the Borrower will not permit any Subsidiary Loan Party to change its state of incorporation or formation without giving thirty (30) days’ prior written notice to the Administrative Agent.

              Section 7.12       Accounting Changes. Subject to Section 1.3, the Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

              Section 7.13        Permitted Subordinated Debt.

                (a) The Borrower will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

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                (b) The Borrower will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof in a manner adverse to the Administrative Agent or the Lenders; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be materially adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders.

ARTICLE VIII EVENTS OF DEFAULT Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

                (a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement on the date such payment became due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

                (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days; or

                (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2, Section 5.3 (with respect to the Borrower’s existence) or Articles VI or VII; or

                (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any

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Responsible Officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

                (f) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

                (g) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

                (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could
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reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

                (k) any judgment or order for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                (l) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur or exist; or

                (n) any provision of the Subsidiary Guarantee Agreement or any Security Document shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its liability under the Subsidiary Guarantee Agreement; or

(o) a default shall exist under the Subsidiary Guarantee Agreement or any Security Document, subject to any cure periods or grace periods therein; or

                (p) an Event of Default shall exist under any other agreements evidencing Indebtedness owed to any of the Lenders or under any Hedging Agreement executed with any of the Lenders or any Affiliate of a Lender (taking into account any applicable notice and cure or grace period provisions thereof);

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

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              Section 8.2        Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders that occurs after the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, have been declared, or deemed to be, due and payable immediately pursuant to the last paragraph of Section 8.1 or after the Administrative Agent forecloses on any of the Collateral, shall be applied as follows:

                first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral and due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

                second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

fourth, to the fees due and payable under Section 2.15(b) and (c) and interest then due and payable under the terms hereof, until the same shall have been paid in full;

                fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure and the Hedge/Cash Management Exposure of the Borrower and its Subsidiaries, to the extent secured pursuant to the Loan Documents, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold such Obligations based on their respective pro rata shares of the aggregate amount of such Obligations;

                sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth; and

seventh, to the extent any proceeds remain, to the Borrower or any other Loan Party entitled thereto.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.24(g).

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ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

                (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

              Section 9.2        Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the

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absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

              Section 9.3        Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

              Section 9.4        Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

              Section 9.5        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

              Section 9.6        The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms

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“Lenders”, “Required Lenders”, “holders of notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7 Successor Administrative Agent.

                (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

                (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

              Section 9.8        Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

              Section 9.9        Documentation Agent; Syndication Agent. Each Lender hereby designates U.S. Bank National Association and Regions Bank as Co-Documentation Agents and agrees that the Co-Documentation Agents shall have no duties or obligations as such to any Lender or any Loan Party under any Loan Documents. Each Lender hereby designates JPMorgan Chase Bank, N.A. and Fifth Third Bank, N.A. as Co-Syndication Agents and agrees

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that the Co-Syndication Agents shall have no duties or obligations as such to any Lender or any Loan Party under any Loan Documents.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.

                (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Healthways, Inc.
3841 Green Hills Village Drive
Nashville, Tennessee 37215
Attention: Alfred Lumsdaine, Senior Vice President, Chief Accounting Officer and Controller
Facsimile Number: (615) 665-7715

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Facsimile Number: (404) 724-3879

With a copy to:	SunTrust Bank
201 Fourth Avenue North
P.O. Box 305110
Mail Code: TN Nashville 1907
Nashville, Tennessee 37230-5110
Attention: Audrey Soskin,
Portfolio Manager
Facsimile Number: (615) 748-5117

To the Issuing Bank:	SunTrust Bank
25 Park Place, N.E.
Mail Code: 3706
Atlanta, Georgia 30303
Attention: Jon Conley
Facsimile Number: (404) 588-8129
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To the Swingline Lender:	SunTrust Capital Markets, Inc.
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services
Facsimile Number: (404) 724-3879

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

                (b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

                (c) Notices and other communications to the Administrative Agent, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). Without limiting the foregoing, such notices and other communications shall be deemed to have been delivered when the Borrower provides notice to the Administrative Agent by e-mail that such materials are posted on the website of the Securities and Exchange Commission at www.sec.gov or on another website accessible to the Administrative Agent. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower or any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby, available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system. The foregoing shall not apply to notices under Section 5.2 nor shall the foregoing apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the

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Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Section 10.2 Waiver; Amendments.

                (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

                (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations without the written consent of each Lender or (viii) amend, waive or change the allocation of prepayments set forth in Section 2.13(e) or Section 8.2 without the

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consent of the holders of more than 50% of the aggregate outstanding Term Loans and the Required Revolving Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3 Expenses; Indemnification.

                (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender (provided that the Borrower shall not be obligated to pay fees and expenses for more than one counsel, other than special local counsel, for the Lenders) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or

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thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

                (c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

                (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

                (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.
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Section 10.4 Successors and Assigns.

                (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

                (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it); provided, that (i) except in the case of (x) an assignment to a Lender or an Affiliate of a Lender or (y) an assignment of a Term Loan to an Approved Fund, each of the Borrower and the Administrative Agent must give their prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire amount of the assigning Lender’s Commitment or Loan hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Borrower and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500 (unless waived by the Administrative Agent) and (v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required in connection with the initial syndication of the Loans or if an Event of Default has occurred and is continuing. Upon the execution and delivery of the Assignment and Acceptance and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3. Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new notes issued if so requested by either or both the assigning Lender or the assignee. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

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Contemporaneous assignments by or to related Approved Funds shall be treated as a single assignment for purposes of the minimum assignment amount and processing fees provided in this subsection.

                (c) Any Lender may at any time, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and its LC Exposure); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the sole right to approve any amendment, modification, consent or waiver regarding this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, consent or waiver regarding this Agreement described in the first proviso of Section 10.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Sections 2.19, 2.20 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent. To the extent permitted by law, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.22 as though it were a Lender, provided, that such Participant agrees to share with the Lenders the proceeds thereof in accordance with Section 2.22 as fully as if it were a Lender hereunder, further provided that no Participant shall be entitled to receive any greater payment under Section 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of such participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender hereunder.

                (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its notes (if any) to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Further, and notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the related

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notes, if any, held by it to the trustee for holders of obligations owed by such Fund or to other holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee or holder actually becomes a Lender in compliance with the other provisions of clause (b) of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee or holder shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee or holder may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee or holder has complied with the requirements of clause (b) of this Section).

                (e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of any Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State. Notwithstanding anything to the contrary in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this Section 10.4(e) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.

                (f) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to

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any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be presumed correct, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section 10.4(f), and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.

                (a) In accordance with Sections 5-1401 and 5-1402 of the New York General Obligations Law, this Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

                (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding that is not subject to further appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

                (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any
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other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

              Section 10.6         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

              Section 10.7        Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower or any of its Subsidiaries to such Lender or Issuing Bank.

              Section 10.8        Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent, the Lead Arrangers or any of their Affiliates constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of executed signature pages to any Loan Document by facsimile or electronic mail transmission shall be effective as delivery of manually executed counterparts thereof.

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              Section 10.9          Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein and in the certificates, reports, notices and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

              Section 10.10         Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              Section 10.11         Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority having jurisdiction, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section, to any pledgee referred to in Section 10.4(d), or any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

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              Section 10.12         Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law.  Anything in this Agreement, the Security Documents or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Loans or otherwise, shall the interest and loan charges agreed to be paid to any Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the Loans shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by any Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law.

              Section 10.13        U.S. Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. When the Borrower opens an account, Administrative Agent, or Issuing Bank will ask for Borrower’s name, taxpayer identification number, address, and other information that will allow the identification of the Borrower. The Administrative Agent, a Lender or the Issuing Bank may also require Borrower’s legal organizational documents or other identifying documents.

              Section 10.14         Prior Facility. Effective upon satisfaction of the conditions set forth in Section 3.1, this Agreement amends, restates, supersedes and replaces the Prior Facility in its entirety.

              Section 10.15         Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that closing of the transactions contemplated by this Credit Agreement has occurred in New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine

Name:	Alfred Lumsdaine
Title:	Senior Vice President and Controller

SUNTRUST BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ William D. Priester

Name:	William D. Priester
Title:	Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Dawn Lee Lum

Name:	Dawn Lee Lum

Title:	Vice President

FIFTH THIRD BANK, N.A.

By:	/s/ Sandy Hamrick

Name:	Sandy Hamrick

Title:	Vice President

REGIONS BANK

By:	/s/ Craig Gardella

Name:	Craig Gardella

Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Monika K. Sahalda

Name:	Monika K. Sahalda

Title:	Vice President

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY

By:	/s/ George Lim

Name:	George Lim

Title:	FVP & Agent

By:	/s/ Mario Sheng

Name:	Mario Sheng

Title:	AVP

NATIONAL CITY BANK

By:	/s/ Erica E. Dowd

Name:	Erica E. Dowd

Title:	Assistant Vice President

BANK OF AMERICA, N.A.

By:	/s/ Elizabeth L. Knox

Name:	Elizabeth L. Knox

Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Whitney M. Black

Name:	Whitney M. Black

Title:	Assistant Vice President

FIRST TENNESSEE BANK N.A.

By:	/s/ L. Anderson Galyon IV

Name:	L. Anderson Galyon IV

Title:	Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Michael Tschida

Name:	Michael Tschida

Title:	Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Edward C. A. Forsberg, Jr.

Name:	Edward C. A. Forsberg, Jr.

Title:	Senior Vice President & Manager

By:	/s/ Nivedita Persaud

Name:	Nivedita Persaud

Title:	Vice President

THE BANK OF NASHVILLE

By:	/s/ Dwayne Snider

Name:	Dwayne Snider

Title:	Vice President

BRANCH BANKING & TRUST COMPANY

By:	/s/ Natalie Ruggiero

Name:	Natalie Ruggiero

Title:	Assistant Vice President

SCHEDULE I

PRICING GRID

	Credit Facilities
(Basis Points Per Annum)	Consolidated Total Funded Debt to Consolidated EBITDA
	Level I	Level II	Level III	Level IV	Level V	Level VI
Facility Pricing	< 1.00x	>1.00x & < 1.50x	>1.50x & <2.00x	>2.00x & <2.50x	>2.50x & <3.00x	>3.00x
Eurodollar Margin	87.5	100.0	125.0	150.0	162.5	175.0
Applicable Percentage/ Commitment Fee	15.0	17.5	22.5	25.0	27.5	30.0
Base Rate Margin	0.0	0.0	0.0	0.0	0.0	25.0
Applicable Percentage/ Letter of Credit Fee	87.5	100.0	125.0	150.0	162.5	175.0

SCHEDULE II

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount	Term Loan Commitment Amount

SunTrust Bank	$40,000,000	$200,000,000
JPMorgan Chase Bank, N.A	$40,000,000	$0
Fifth Third Bank, N.A	$40,000,000	$0
Regions Bank	$35,000,000	$0
U.S. Bank National Association	$35,000,000	$0
National City Bank	$30,000,000	$0
Bank of America, N.A	$30,000,000	$0
LaSalle Bank, National Association	$30,000,000	$0
United Overseas Bank Limited, New York Agency	$25,000,000	$0
Union Bank of California, N.A	$25,000,000	$0
First Tennessee Bank N.A	$20,000,000	$0
Commerzbank AG, New York and Grand Cayman Branches	$20,000,000	$0
The Bank of Nashville	$15,000,000	$0
Branch Banking & Trust Company	$15,000,000	$0